Contact:    Kent Tyler                                     For Immediate Release
            Vice President Marketing                                May 12, 2005
            (620) 663-5551

                   Collins Industries Announces Appointment of
                             Chief Financial Officer

Hutchinson,  Kansas - Donald Lynn Collins, President and Chief Executive Officer
of Collins Industries, Inc. (Nasdaq: "COLLE"), announced today that the Board of
Directors  has named  Cletus  Glasener  as Vice  President  and Chief  Financial
Officer of the Company, effective May 23, 2005. Mr. Glasener will be responsible for all corporate and companywide  accounting and finance  functions,  including
SEC reporting requirements,  information technology, and treasury functions. Mr.
Glasener will report directly to the President/CEO of the Company.

"I'm pleased to announce that Cletus  Glasener has been named Vice President and
Chief Financial Officer of Collins Industries,  Inc. After an extensive national search,  we feel fortunate to have  attracted such an outstanding  individual to serve as Chief Financial Officer for the Company. Mr. Glasener has over 22 years of experience in public financial and accounting operations and we are confident his  breadth  of  experience  will  provide  the  leadership  necessary  for our financial and accounting operations," stated Donald Lynn Collins,  President and
Chief Executive Officer.

Mr. Glasener,  46, served as Vice President - Controller and Treasurer of Vought
Aircraft  Industries,  Inc. in Dallas, Texas since 2000. In this role, he served as  the  principal  financial  and  accounting  officer  of the  $1.2B  company.
Additionally,  Mr. Glasener  managed all of the company's  internal and external financial reporting,  serving as the principal financial and accounting officer, reporting to Vought's President and CEO for all of 2003 and 2004.

Mr.  Glasener holds a B.A. in Economics from  Washington  University,  and a MBA degree from the  University  of Missouri.  He is a Certified  Public  Accountant
(CPA) and a Certified Management Accountant (CMA).

Collins  Industries,  Inc. is a leading  manufacturer  of ambulances  (including medical attack  vehicles,  rescue vehicles and fire emergency  vehicles),  North
America's  largest  producer of Type "A" small school buses, the nation's second largest  manufacturer of terminal  trucks and a leader in the road  construction
and  industrial   sweeper  markets.   Since  1971,  the  Company  has  grown  to
approximately  900 employees in six plants  comprising over one million combined square feet of manufacturing  space.  The Company sells its products  throughout the United States and abroad.

For more  information on Collins  Industries,  Inc.,  visit Collins  Industries,
Inc.'s website at http://www.collinsind.com.

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Collins Industries,  Inc.  • 15 Compound Drive  •  Hutchinson, Kansas 67502-4349
• www.collinsind.com